Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST ANNOUNCES STRATEGIC JOINT VENTURE WITH KKR

Contributes seed portfolio valued at $383 million to the JV, resulting in proceeds of approximately $300 million

Additional KKR capital commitment of up to $600 million
to increase the potential value of the JV to more than $1 billion

NASHVILLE, Tennessee, May 6, 2024 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced that it has entered into a strategic joint venture (JV) relationship with KKR to jointly own and invest in quality medical outpatient buildings. Healthcare Realty expects to receive approximately $300 million in proceeds for the contribution of a seed portfolio to the JV and will partner with KKR to explore additional acquisitions, including the potential contribution of more Healthcare Realty properties to the JV.

Under the terms of the agreement, Healthcare Realty will contribute 12 of its existing properties to seed the JV at a value of $382.5 million, representing a cap rate of approximately 6.6%. KKR will make an equity contribution to the JV equal to 80% of the value of the properties. Healthcare Realty will retain a 20% interest and will manage the JV, as well as continue to oversee day-to-day operations and leasing of the properties. KKR has also committed up to $600 million to the JV to pursue additional acquisitions of high-quality stabilized assets that are a match for its long-term capital base.

“Healthcare Realty is pleased to announce the formation of a strategic relationship with KKR, a leading global investment firm,” stated Todd Meredith, President and CEO. “We look forward to collaborating with KKR to strategically invest in the medical outpatient sector. In the near term, our capital allocation priority is to repurchase stock on a leverage neutral basis. Looking ahead, we may contribute additional Healthcare Realty properties to the JV or pursue acquisitions, depending on market conditions.”

“Healthcare Realty is a leading owner and operator of medical outpatient buildings in the U.S. with a strong focus on quality properties and serving tenants through best-in-class management,” said Peter Sundheim, Managing Director at KKR. “This high-quality portfolio is a great match for our long-term capital. We look forward to collaborating on new investments at an opportune moment when the current deleveraging cycle is impacting all types of real estate, including in favored sectors with excellent long-term fundamentals and demand drivers.”

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Exhibit 99.1

The 12 properties to be contributed to the joint venture are medical outpatient buildings in seven top markets located predominantly on or adjacent to leading hospital campuses. The properties comprise a total of 762,399 square feet and are 98% occupied. The contribution of the properties is expected to occur throughout May and June upon satisfaction of customary closing conditions.

Eastdil Secured LLC and Blackbirch Capital served as Healthcare Realty’s financial advisors. Latham & Watkins LLP served as Healthcare Realty’s legal advisor.

Newmark’s Healthcare Capital Markets Group served as financial advisor and Simpson Thacher & Barlett LLP served as legal advisor to KKR. KKR is making this investment through capital accounts advised by KKR.

About Healthcare Realty
Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes nearly 700 properties totaling over 40 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com.

About KKR

KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com. For additional information about Global Atlantic Financial Group, please visit Global Atlantic Financial Group’s website at www.globalatlantic.com.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty, including its Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors,” and in its Quarterly Reports filed thereafter and in the Company’s other SEC filings. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.
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